Exhibit 10.31

EXECUTION VERSION

INDEMNITY AGREEMENT

This Indemnity Agreement (this “Agreement”) is made by GOLAR LNG LIMITED (“GLNG”), a Bermuda exempted company, and STONEPEAK INFRASTRUCTURE FUND II CAYMAN (G) LTD. (“Stonepeak”) (each an “Indemnitor” and together, the “Indemnitors”), in favor of HYGO ENERGY TRANSITION LTD. (f/k/a Golar Power Ltd.) (“Hygo”), a Bermuda exempted company.

WHEREAS, immediately prior to the entry into this Agreement, GLNG and Stonepeak were the sole shareholders of Hygo, whose rights and obligations with respect to Hygo were governed by that certain Investment and Shareholders Agreement, dated July 5, 2016, by and among, GLNG, Stonepeak and Hygo (the “Shareholders Agreement”);

WHEREAS, GLNG and Stonepeak, immediately prior to the date hereof, are parties to that certain Amended and Restated Sponsor Support and Share Retention Agreement, dated as of February 4, 2019 (as amended, modified, supplemented, restated and in effect from time to time, the “A&R Sponsor Support and Share Retention Agreement”), by and among CELSE – Centrais Elétricas de Sergipe S.A., as the Borrower, CELSEPAR – Centrais Elétricas de Sergipe Participações S.A., as the Direct Shareholder (“CELSEPAR”), EBRASIL Energia Ltda., as the EBRASIL Shareholder, Golar Power Brasil Participações S.A., as a Golar Shareholder, LNG Power Ltd., as a Golar Shareholder, Golar Power Latam Participações e Comércio Ltda., as a Golar Shareholder, Eletricidade do Brasil S.A. – EBRASIL (“EBRASIL”), as a Sponsor, Hygo, as a Sponsor, GLNG, as a Golar Parent, Stonepeak, as a Golar Parent, Citibank, N.A., as the Intercreditor Agent and Offshore Collateral Agent, and Banco Citibank, S.A., as the Onshore Collateral Agent;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 13, 2021, by and among Hygo, GLNG, Stonepeak, New Fortress Energy Inc. (“NFE”) and Lobos Acquisition Ltd. (the “Merger Sub”), upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Hygo (the “Merger”), with Hygo continuing as the surviving company in the Merger and becoming a wholly-owned subsidiary of NFE;

WHEREAS, pursuant to that certain Side Letter, dated as of March 30, 2021, from CELSEPAR (and agreed and accepted by Hygo and EBRASIL, as Sponsors) to Citibank, N.A., as Intercreditor Agent and as Offshore Collateral Agent, Inter-American Investment Corporation, as the IDB Invest Senior Lender Representative, the IDB Senior Lender Representative and the China Fund Senior Lender Representative, International Finance Corporation, as the IFC Senior Lender Representative, Credit Suisse AG, as Policyholder Agent, and Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, as Fiduciary Agent (the “Sponsor Support Side Letter”), (i) CELSEPAR agreed to procure the delivery by Hygo and EBRASIL of, and Hygo and EBRASIL have executed, that certain Guaranty, dated as of March 30, 2021, in favor of the Offshore Collateral Agent (the “Guaranty”), pursuant to which Hygo and EBRASIL guarantee on a several (but not joint) basis certain Guaranteed Obligations (as defined in the Guaranty) of CELESPAR under the Sponsor Support Side Letter and (ii) CELSEPAR has agreed, on or prior to April 15, 2021, to deliver to the Intercreditor Agent one or more Acceptable Letters of Credit in favor of the Offshore Collateral Agent in an aggregate stated amount of US$6,000,000, in furtherance of CELESPAR’s obligations under the Sponsor Support Side Letter; and

WHEREAS, on and subject to the terms set forth herein, GLNG and Stonepeak have each agreed, on a several (but not joint) basis (i) to indemnify Hygo in respect of its obligations under the Guaranty and (ii) to procure the delivery to the Intercreditor Agent of an Acceptable Letter of Credit in favor of the Offshore Collateral Agent with a face value of US$1,500,000 for each such Acceptable Letter of Credit.

NOW, THEREFORE, in consideration of good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby agrees as follows:

1.
Indemnification. Each Indemnitor hereby agrees to indemnify on a several (but not joint) basis Hygo for an amount equal to fifty percent (50%) (“Pro Rata Share Amount”) of any and all amounts paid by Hygo to the Offshore Collateral Agent in respect of the Guaranteed Obligations under the Guaranty (“Indemnified Obligations”); provided, however, in no event shall the Indemnified Obligations exceed (i) an amount in the aggregate (the “Aggregate Cap”) equal to the lower of (x) US$6,000,000 and (y) the amount actually paid by Hygo to the Offshore Collateral Agent in respect of the Guaranteed Obligations under the Guaranty or (ii) with respect to each individual Indemnitor, an amount (the “Individual Cap”) equal to the lower of (x) $3,000,000 and (ii) fifty percent (50%) of the amount actually paid by Hygo to the Offshore Collateral Agent in respect of the Guaranteed Obligations under the Guaranty; and further provided that, notwithstanding anything else in this Agreement, in no event will either Indemnitor have aggregate liability or other obligations under this Agreement or otherwise in connection with the Indemnified Obligations in excess of an amount (together with the Aggregate Cap and Individual Cap, the “Cap”) equal to (x) US$3,000,000, less (y) the face value of any Indemnitor Letter of Credit procured and delivered by such Indemnitor in accordance with Section 2 below (in the case of this clause (y), so long as such Indemnitor Letter of Credit remains in effect).  Each of the parties hereby expressly acknowledges and agrees that in no event may this Agreement be enforced without giving effect to the Cap, and that this Agreement may be enforced by Hygo for the payment of money only.

2.
Letter of Credit. Each Indemnitor hereby agrees, (i) on or before April 15, 2021, to individually procure the delivery to the Intercreditor Agent of an Acceptable Letter of Credit in favor of the Offshore Collateral Agent with a face value of US$1,500,000 (each an “Indemnitor Letter of Credit”) and (ii) to maintain such Indemnitor Letter of Credit in full force and effect as required under the Sponsor Support Side Letter.

3.	Termination.

This Agreement shall be and continue to be in full force and effect from the Effective Date until the earliest of: (a) the termination of the Sponsor Support Side Letter; (b) the Completion Support Release Date (as defined in the Sponsor Support Side Letter); (c) the full and final discharge and satisfaction of the Indemnified Obligations; or (d) the amendment of the Guaranty or the Sponsor Support Side Letter in a manner materially adverse to the Indemnitors without the express written consent of the Indemnitors; provided, however, any such termination shall not release the Indemnitors from their respective obligations with respect to any Indemnified Obligations arising prior to the effectiveness of, or in conjunction with (and including, without limitation, debt amounts outstanding as of the date of) such termination (even if the amount of any such Indemnified Obligation is not then fully determined).

Upon the occurrence of any such event listed in Section 3 above, notwithstanding anything herein to the contrary, this Agreement and each Indemnitor’s liability hereunder shall immediately and automatically terminate and expire (other than any liability expressly contemplated as surviving pursuant to the provisions in this Section 3).

Notwithstanding anything to the contrary, in the event that Hygo or any of its Affiliates, or any person or entity claiming by, through or on behalf or in the name or for the benefit of Hygo or any of its Affiliates, asserting a claim in writing, or otherwise in any litigation or other adversarial proceeding (whether under any theory at law or equity or otherwise) (i) that the provisions of Section 1 hereof limiting an Indemnitor’s liability to the Cap and limiting Hygo’s enforcement hereof to the payment of money only, or the provisions of this Section 3 or Sections 7 through 11 are illegal, invalid or unenforceable in whole or in part, or (ii) any theory of liability against any Indemnitor or any Non-Recourse Party (as defined below) with respect to the transactions contemplated by this Agreement or the Indemnified Obligations, other than claims solely by Hygo against the Indemnitors under (and solely in accordance with) this Agreement, then in any such case of the foregoing clauses (i) or (ii), (x) the obligations of the Indemnitors under this Agreement shall terminate ab initio and shall thereupon be null and void, (y) if any Indemnitor has previously made any payments under this Agreement, Hygo shall immediately upon demand refund such payments and the applicable Indemnitor(s) shall be entitled to recover such payments from Hygo, and (z) neither the Indemnitors nor any Non-Recourse Parties shall have any liability to Hygo or any of its Affiliates under this Agreement, or in respect of the Indemnified Obligations or any of the transactions contemplated hereby.

Further notwithstanding anything to the contrary, including without limitation anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that an Indemnitor may be a limited partnership, by its acceptance of the benefits of this Agreement, each of the parties acknowledges and agrees that (i) no person or entity other than the Indemnitors and Hygo has any liability or other obligations hereunder and (ii) there is no remedy, recourse or right of recovery against, and no personal liability shall attach to, any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, co-investor, Affiliate or assignee of any Indemnitor or its Affiliates, or any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, co-investor, Affiliate or assignee of any of the foregoing (each of the foregoing, including, without limitation, the Indemnitors, a “Non-Recourse Party”), through an Indemnitor or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law or otherwise, in each case of the foregoing, except for (claims solely by Hygo against the Indemnitors under (and solely in accordance with) this Agreement.

Each party hereby covenants and agrees that except for claims against the Indemnitors and Hygo under (and solely in accordance with) this Agreement, it shall not institute, and shall cause each of its Affiliates and each of the respective agents and representatives of the foregoing not to institute, directly or indirectly, any litigation or other adversarial proceeding or to bring any other claim relating to, arising under, or in connection with, this Agreement, the Indemnified Obligations or any of the other transactions contemplated hereby, against any Non-Recourse Party.

4.
Notices.  All notices, requests and other communications hereunder shall be in writing and shall be (a) delivered personally, (b) sent by nationally recognized overnight courier or (c) by delivery of a PDF copy by electronic mail, read receipt requested, in each case addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

If to Hygo, to:	Hygo Energy Transition Ltd. c/o New Fortress Energy Inc. 111 W. 19th Street, 8th Floor Attention: General Counsel E-mail: legal@newfortressenergy.com

If to GLNG, to:	Golar LNG Limited 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road Hamilton HM 11, Bermuda Attention: Karl Staubo Email: karl.staubo@golar.com; GMLLegal@golar.com

If to Stonepeak, to:
Stonepeak Infrastructure Fund II Cayman (G) Ltd.
55 Hudson Yards, 550 W 34th Street, 48th Floor
New York, New York 10001
Attention: Adrienne Saunders; James Wyper
Email: saunders@stonepeakpartners.com;
wyper@stonepeakpartners.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the mail, or upon written confirmation of receipt if given by electronic mail, as the case may be (provided, that a “read receipt” shall constitute such written confirmation). The parties may change the address, telephone numbers, and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 4.

5.
Demand and Payment.  Any demand by Hygo for payment from the Indemnitors hereunder shall: (a) be in writing; (b) reference this Agreement; (c) specify the amount of Indemnified Obligations Hygo claims it is owed and the amounts paid by Hygo to the Offshore Collateral Agent under the Guaranty; (d) specify the Pro Rata Share Amount owed by each Indemnitor with respect to the Indemnified Obligations, (e) include evidence of the payment made by Hygo to the Offshore Collateral Agent under the Guaranty and a statement describing in reasonable detail and with reasonable specificity the circumstances surrounding Hygo’s incurrence of the liabilities that give rise to the Indemnified Obligations; (f) be signed by a duly authorized officer of Hygo; and (g) be delivered to each Indemnitor pursuant to Section 4 hereof. So long as such demand complies with the foregoing sentence and payment is otherwise due from an Indemnitor in accordance with this Agreement, such Indemnitor shall pay, or cause to be paid, the amount so due in respect of the Indemnified Obligations within ten (10) Business Days of receipt of such demand (for the avoidance of doubt, subject to the Cap). Hygo shall provide any further documentary evidence reasonably requested by each Indemnitor relating to such demand and the Guaranteed Obligations that give rise to the applicable Indemnified Obligations. All payments under this Agreement shall be made without deduction or withholding for or on account of any present or future taxes; provided, however, that if any applicable law requires the deduction or withholding of any tax from any such payment, then each Indemnitor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and the sum payable by each Indemnitor shall be increased as necessary so that after such deduction or withholding has been made, Hygo receives an amount equal to the sum it would have received had no such deduction or withholding been made.

6.
Letter of Credit Payments. GLNG and Stonepeak each acknowledge and agree that in the event that the Offshore Collateral Agent makes a demand for payment under an Indemnitor Letter of Credit, then such Indemnitor party (“Paying LC Party”) shall promptly provide written notice to the other Indemnitor party (“Non-Paying LC Party”) of such payment amount and if the Offshore Collateral Agent did not make a demand under the Non-Paying LC Party’s Indemnitor Letter of Credit, or made a demand for less than the amount demanded under the Paying LC Party’s Indemnitor Letter of Credit, the Non-Paying LC Party agrees to reimburse the Paying LC Party for an amount equal to the difference between (a) fifty percent of the aggregate amount demanded under each Indemnitor Letter of Credit and (b) the amount demanded by the Offshore Collateral Agent under the Non-Paying LC Party’s Indemnitor Letter of Credit, within fifteen (15) Business Days of receipt of such notice.

7.
No Waiver; Remedies.  Except as to applicable statutes of limitation, no failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive to any remedies provided by law.

8.
Assignment; Successors and Assigns.  No party hereto may assign or delegate any of its respective rights or obligations hereunder without the prior written consent of the other parties; provided, however, that each Indemnitor may, without the prior written consent of the other parties, assign its rights and obligations under this Agreement to (i) any Affiliate of such Indemnitor that has assets and liquidity in an amount equal to or greater than the assets and liquidity of such Indemnitor as of the date of the proposed assignment or (ii) any assignee that acquires all or substantially all of the assets of such Indemnitor.  Any assignment that does not comply with the terms of this Section 8 shall be deemed null and void and of no force or effect.  This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns.

9.
Amendments, etc.  No amendment or other modification of the terms of this Agreement shall be effective unless in writing and signed by each Indemnitor and Hygo and stating that it is expressly intended to give effect to the applicable amendment or modification hereto.  Neither any waiver of any provision of this Agreement nor consent to any departure by either party therefrom shall be effective in any event unless such waiver shall refer to this Agreement, be in writing and be signed by such party.  Any such waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

10.
Headings and Definitions.  The headings and captions used in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions hereof.  Any capitalized term utilized but not defined herein shall have the meaning given to such term in the Guaranty (including by incorporation), in the A&R Sponsor Support and Share Retention Agreement or in Annex I to the Common Terms Agreement, as applicable.

11.	Governing Law; Jurisdiction; Jury Waiver.

(a)
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles that would require the application of the laws of any other jurisdiction.

(b)
Each of the parties hereto hereby (i) consents to submit itself to the personal jurisdiction and venue of the courts of the State of New York sitting in New York County or, if such courts shall not have jurisdiction, the United States District Court of the Southern District of New York, and any appellate court thereof, with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will, to the fullest extent it may effectively do so, not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not bring any action or proceeding with respect to this Agreement in any court other than a court of the State of New York sitting in New York County or, if applicable pursuant to clause (i) above, the United States District Court of the Southern District of New York, and any appellate court thereof, (iv) irrevocably agrees that any action or proceeding with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any transactions contemplated hereby (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in a court of the State of New York sitting in New York County or, if applicable pursuant to clause (i) above, the United States District Court of the Southern District of New York, and any appellate court thereof, (v) agrees to service of process in any such action in any manner prescribed by the laws of the State of New York, and (vi) agrees that service of process upon such party hereto in any action or proceeding shall be effective if notice is given in accordance with Section 4.  The parties hereto further agree, to the fullest extent permitted by law, that a final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)
To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11(b).

(d)
Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in Section 11(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)
EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING INVOLVING OR IN ANY WAY RELATING TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.
Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

13.
Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

14.
Counterparts.  This Agreement may be executed in multiple counterparts (including by PDF or electronic means), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

15.
Special Damages. In no event shall an Indemnitor be liable for any special, exemplary, punitive or consequential or indirect damages resulting from or arising out of this Agreement, except to the extent such damages are Guaranteed Obligations for which Hygo has made payment under the Guaranty.

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IN WITNESS WHEREOF, each Indemnitor has caused this Agreement to be duly executed and delivered by its duly authorized officers effective as of this 15th day of April, 2021 (the “Effective Date”).

STONEPEAK INFRASTRUCTURE FUND II CAYMAN (G) LTD.

By:	/s/ Luke Taylor
	Name:	Luke Taylor
	Title:	Senior Managing Director

[Signature Page to Indemnity Agreement]

GOLAR LNG LIMITED

By:	/s/ Georgina E. Sousa
	Name:	Georgina E. Sousa
	Title:	Director

[Signature Page to Indemnity Agreement]

Acknowledged and agreed to this 15th day of April, 2021.

HYGO ENERGY TRANSITION LTD.

By:	/s/ Eduardo Maranhao
	Name:	Eduardo Maranhao
	Title:	CFO

[Signature Page to Indemnity Agreement]